Exhibit 5.2

August 12, 2022

Alaunos Therapeutics, Inc.

8030 El Rio Street

Houston, Texas 77054

Ladies and Gentlemen:

We have acted as counsel to Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to the Equity Distribution Agreement, dated August 12, 2022, between the Company and Piper Sandler & Co., as sales agent (the “Equity Distribution Agreement”). The offer and sale of the Shares are being registered under the Securities Act pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof (such registration statement is herein referred to as the “Registration Statement”).

We have reviewed the Equity Distribution Agreement, the Registration Statement and the prospectus included therein with respect to the offer and sale of the Shares, as filed with the Securities and Exchange Commission on August 12, 2022. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Equity Distribution Agreement and upon receipt by the Company of full payment therefor in accordance with the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the State of New York, the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Alaunos Therapeutics, Inc.

August 12, 2022

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus relating to the offer and sale of the Shares constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

                    /s/ Covington & Burling LLP